Exhibit 99.1

NEWS RELEASE

Contact: Bob Cardon, Dynatronics Corporation
           800-874-6251 or 801-568-7000

Dynatronics Announces Appointment of Richard J. Linder to Board of Directors

Salt Lake City, Utah (March 27, 2015) – Dynatronics Corporation (NASDAQ: DYNT) today announced that Richard J. Linder has been appointed to the Company’s Board of Directors effective March 23, 2015, to fill the vacancy created by the death in November 2014 of board member Joseph Barton.

“The addition of Rich Linder to our Board of Directors represents an important step forward for the company,” said Kelvyn Cullimore, Jr., chairman and president of Dynatronics.  “Rich is a proven leader and is well-known for his business acumen.  His breadth of experience and tremendous success working in the medical technology field will strengthen our strategic planning capabilities and help drive future success.”

Mr. Linder began his career in the medical device industry in 1991 with Merit Medical Systems after attending Brigham Young University and the University of Utah.  In 1996, Mr. Linder co-founded Rubicon Medical, Inc. and served as its President and Chief Executive Officer, eventually taking Rubicon public.  In 2005, Boston Scientific acquired Rubicon Medical, and Mr. Linder worked for Boston Scientific until leaving in 2006 to become President/CEO and Director of Coherex Medical, a company dedicated to the minimally invasive treatment of structural heart disease.  Mr. Linder also serves as a Director of Vital Access Corporation.

He is a co-founder and Director of CoNextions, an orthopedics company, and serves as President/CEO.  Mr. Linder is a co-founder and Chairman of the Board of  BIO-Utah, and was instrumental in bringing together the life science industry in Utah.  He also founded the MD4 (Medical Devices, Diagnostics, and Drug Delivery) annual life science meeting for Utah.

Mr. Linder holds numerous U.S. and international issued patents and pending patent applications for medical technologies in the treatment of coronary artery disease, peripheral vascular interventions, neuro-interventional radiology, structural heart disease, heart failure, percutaneous ventricular assist devices, soft tissue tendon repair and tendon to bone fixation and tenodesis.

Mr. Linder will serve the remainder of Mr. Barton’s term, until the next annual meeting of the shareholders, when he will be included on the slate for re-election to the Board of Directors.

With the appointment of Mr. Linder to the Board of Directors, the Company regained compliance with Listing Rules 5605(b)(1) and 5605(c)(2) of the Nasdaq Stock Market.  The Board of Directors has determined that Mr. Linder is independent under applicable rules of the Nasdaq Stock Market and that his appointment means that the Board of Directors of the Company now includes a majority of independent directors as required by Nasdaq.

About Dynatronics Corporation:

            Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.